Exhibit 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Plan Administrator
Community Shores Bank 401(k) Plan
We consent to the incorporation by reference in the Registration Statement (No. 333-89655) on Form S-8 of Community Shores Bank Corporation, of our report dated June 26, 2008, with respect to the statements of net assets available for benefits of Community Shores Bank 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2007 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2007 annual report on Form 11-K of Community Shores Bank 401(k) Plan.
Grand Rapids, Michigan
June 26, 2008